Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sprint Nextel Corporation:
We consent to the use of our report dated March 7, 2006 with respect to the consolidated balance sheets of Sprint Nextel Corporation, formerly Sprint Corporation (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), cash flows, shareholders’ equity, and the related financial statement schedule, for the years ended December 31, 2005 and 2004, and our report dated March 7, 2006, with respect to management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, which reports appear in the annual report on Form 10-K of Sprint Nextel Corporation and are incorporated herein by reference and to the reference to our firm under the headings “Selected Historical Financial Data of Sprint Nextel” and “Experts” in the prospectus. Our report on the consolidated financial statements and related financial statement schedule refers to the adoption of the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.
/s/ KPMG LLP
McLean, Virginia
March 22, 2006